Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

        Lee Keeling and Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of our report on the estimated proved oil and natural gas reserve quantities of EXCO Resources, Inc. and its consolidated subsidiaries presented as of December 31, 2002, 2003, and 2004, and our audit on the pro forma estimated proved oil and natural gas quantities (pro forma for the estimated proved reserves of the subsidiaries of TXOK Acquisition, Inc. which were acquired from ONEOK Energy, as defined in the prospectus filed on February 9, 2006 (File No. 333-129935)) presented as of September 30, 2005, included in the Registration Statement on Form S-1 (File No. 333-129935) (including any amendments thereto) as well as in the notes to the financial statements included therein, filed with the Securities and Exchange Commission.

/s/ Lee Keeling and Associates, Inc.

Tulsa, Oklahoma
March 17, 2006